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                                                                   Exhibit 10.17



                   RESTATED ASSET AND SHARE PURCHASE AGREEMENT


                                     BETWEEN


                              MDC CORPORATION INC.


                                    (SELLER)


                                       AND


                       REGAL GREETINGS & GIFTS CORPORATION


                                     (BUYER)


                                       AND


                                  MCGUGGAN LLC


         --------------------------------------------------------------

                          DATED AS OF DECEMBER 4, 2001

         --------------------------------------------------------------


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                   RESTATED ASSET AND SHARE PURCHASE AGREEMENT
                   -------------------------------------------

         THIS AGREEMENT made the 4th day of December, 2001,


AMONG:

                   MDC CORPORATION INC.
                   a corporation existing under the laws of Ontario, (hereinafter referred to as the "Seller"),

                                                              OF THE FIRST PART,

                                     - and -

                   REGAL GREETINGS AND GIFTS CORPORATION a
                   corporation existing under the laws of
                   Canada, (hereinafter referred to as the
                   "Buyer"),

                                                             OF THE SECOND PART,

                                     - and -

                   MCGUGGAN LLC
                   a limited liability company existing under the laws of the State of New Jersey,
                   (hereinafter referred to as "McGuggan")

                                                              OF THE THIRD PART.


         WHEREAS pursuant to an Agreement made the 12th day of October, 2001 (the "First Purchase Agreement"), Seller, Regal Greetings and Gifts Company ("First Regal") and McGuggan LLC entered into an agreement providing for the sale to First Regal of the Purchased Business (as defined in the First Purchase Agreement);

         AND WHEREAS First Regal has assigned its rights and obligations to the Buyer, and Seller hereby consents to such assignment;

         AND WHEREAS the parties hereto wish to make certain amendments to the First Purchase Agreement and have therefore determined to terminate the First Purchase Agreement effective upon execution of this Agreement;
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                                      -2-


         THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

1.       INTERPRETATION

1.1 DEFINED TERMS. For the purposes of this Agreement, the following terms shall have the respective meanings set out below:

         "ACCOUNTING POLICIES" means the policies and procedures set out in
         Schedule 3.3(2) hereto;

         "AFFILIATE" of a Person means any Person which, directly or indirectly, controls, is controlled by or is under common control with, such Person;

         "ANNUAL FINANCIAL STATEMENTS" means the audited financial statements of the Purchased Business as at and for the financial years ended December 31, 2000 and December 31, 1999, including the notes thereto and a report of auditors thereon, a copy of which is annexed hereto as
         Schedule 1.1(1);

         "ARM'S LENGTH" has the meaning given to that term in section 251 of the INCOME TAX ACT (Canada);

         "ASSUMED LIABILITIES" has the meaning set out in Section 4.1;

         "ASSUMPTION AMOUNT" has the meaning set out in Section 3.1 hereof;

         "BENEFIT PLANS" has the meaning set out in Section 7.10;

         "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a statutory holiday in Toronto, Ontario;

         "CLAIM" has the meaning set out in Section 11.3;

         "CLOSING DATE" means the third business day following satisfaction of the conditions contained in Sections 8.1, 8.3 and 8.5 hereof or such other date as the Seller and the Buyer may mutually determine;

         "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral, in respect of the Purchased Business, including the Leases of Real Property;

         "DEPOSIT" means the non-refundable deposit amount of One Hundred Thousand ($100,000) Dollars paid on behalf of the Buyer to be applied in accordance with section 3.1 or, if this Agreement is terminated by Seller or Buyer pursuant to Section 8.6, to be retained by the Seller;
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                                      -3-


         "DIRECT CLAIM" has the meaning set out in Section 11.3;

         "EFFECTIVE TIME" means the close of business on October 15, 2001;

         "EMPLOYEE PLANS" has the meaning set out in Section 5.27;

         "ENCUMBRANCE" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, restriction, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing other than Permitted Encumbrances;

         "ENVIRONMENTAL LAW" means any statute, code, by-law, regulation, permit, consent, approval, license, judgment, order, writ, decree, injunction, agreement or authorization or requirement having the force of law, whether federal, provincial, territorial, municipal or local, relating to:

         (i) filings, registrations, emissions, discharges, spills, releases or threatened releases of hazardous substances or materials containing hazardous substances into the air, surface or ground water, water courses, water or sewage treatment works, drains, sewer systems, wetlands, septic systems or onto land;

         (ii) the import, export, use, distribution, treatment, storage, disposal, discharge, packaging, handling, processing, manufacturing, transportation, shipment, clean-up or other remediation of hazardous substances, materials containing hazardous substances or the equipment or apparatus containing hazardous substances; and

         (iii) pollution or the protection of human health or the environment, including workplace health or safety;

         "EQUITY INTEREST" has the meaning set out in Section 3.1;

         "EQUITY SECURITY" means any security of the Buyer that carries a residual right to participate in the earnings of the Buyer and, upon the liquidation or winding up of the Buyer, in its assets;

         "ETA" means Part IX of the EXCISE TAX ACT (Canada), as amended from time to time;

         "EXCLUDED ASSETS" has the meaning set out in Section 2.2;

         "EXCLUDED LIABILITIES" has the meaning set out in Section 4.2;

         "FINANCIAL STATEMENTS" means the Annual Financial Statements and the Interim Financial Statements;

         "FINANCIAL STATEMENT DATE" means December 31, 2000;

         "FIRST PURCHASE AGREEMENT" has the meaning set out in the first recital hereto.
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                                      -4-


         "GAAP" means at any time, accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

         "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

         "INDEMNIFIED PARTY" has the meaning set out in Section 11.3;

         "INDEMNIFYING PARTY" has the meaning set out in Section 11.3;

         "INDEPENDENT AUDITOR" means the Toronto office of PricewaterhouseCoopers LLP, or, if PricewaterhouseCoopers are at that time the Buyer's auditor, the Toronto office of Ernst & Young LLP;

         "INTELLECTUAL PROPERTY" has the meaning set out in Section 2.1(i);

         "INTERIM FINANCIAL STATEMENTS" means the unaudited financial statements of the Purchased Business as at and for the 34 week period ended August 24, 2001, a copy of which is annexed hereto as Schedule 1.1(2);

         "LEASED PROPERTY" means the real property that is leased by the Seller under Leases of Real Property;

         "LEASES OF REAL PROPERTY" has the meaning set out in Section 2.1(a);

         "LICENCES" has the meaning set out in Section 5.17;

         "LOSSES", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

         "PERMITTED ENCUMBRANCES" means:

         (i) liens for taxes, assessments or governmental charges or levies not yet due or delinquent;

         (ii) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority which have not at the time been filed or registered against the title to the Purchased Assets or served upon the Seller pursuant to law or which relate to obligations not due or delinquent;
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         (iii)    assignments of insurance provided to landlords (or their
                  mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

         (iv) security given in the ordinary course of business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Purchased Business, other than security for borrowed money;

         (v) unregistered purchase money security interests arising under Contracts for the supply of goods and materials entered into in the ordinary course of business which secure the unpaid balance of the purchase price for goods and/or materials purchased thereunder which are due and payable (and have been outstanding) for not more than 30 days after delivery of the invoice therefor;

         (vi) title defects, minor survey exceptions, liens, easements, covenants, rights-of-way, zoning by-laws or other restrictions as to the use of Leased Property (whether registered or unregistered) which do not in the aggregate materially impair or affect the continued use of the property to which they relate on substantially the same basis as such property is currently being used;

         (vii) easements for the supply of utility services to the Leased Property;

         (viii) statutory privileges, liens and charges which relate to obligations incurred in the ordinary course of business with respect to water, gas, electricity and other utilities which are not yet due and payable;

         (ix) any registered municipal or similar agreements and registered agreements with publicly regulated utilities;

         (x)      restrictions in the ordinary grant from the Crown; and

         (xi)     the Encumbrances described in Schedule 1.1(3);

         "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning;

         "PRIME RATE" means the annual variable rate of interest quoted or published from time to time by Royal Bank of Canada at its main branch in Toronto, Ontario as the "prime rate" of interest charged by it for Canadian dollar loans made in Canada;

         "PROCEEDINGS" means any court, administrative, statutory, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute resolution procedure, investigation or inquiry by any governmental, administrative, regulatory or similar body, or any similar matter or proceeding;
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                                      -6-


         "PROMISSORY NOTE" means the subordinated promissory note issued by the Buyer to the Seller in the amount of Six Million ($6,000,000) Dollars, such note to be in the form of Schedule 1.1(4) hereto;

         "PURCHASE PRICE" has the meaning set out in Section 3.1;

         "PURCHASED ASSETS" has the meaning set out in Section 2.1;

         "PURCHASED BUSINESS" means the business carried on by the Seller and the Subsidiaries and known as the Regal Division, consisting of the direct marketing of merchandise to consumers and the related selling organization but for greater certainty excluding the business carried on by A.E. McKenzie Co. Inc.;

         "SECURITIES LAWS" means the prospectus and registration requirements of applicable securities legislation, rules, regulations and policy statements;

         "SECURITY" has the meaning ascribed thereto under the SECURITIES ACT (Ontario);

         "SETTLEMENT DATE" has the meaning set out in Section 3.3(c);

         "SHAREHOLDER AGREEMENT" means the shareholder agreement among the Buyer, each holder of Equity Securities of the Buyer and the Seller, in the form of the agreement annexed hereto as Exhibit I;

         "SUBSIDIARIES" means MDC Regal Inc., a corporation incorporated under the laws of Ontario and Primes de Luxe Inc., a corporation incorporated under the laws of Canada, and "SUBSIDIARY" means either one of the Subsidiaries;

         "TAX" or "TAXES" shall mean all taxes fees, levies, duties, tariffs, imposts, premiums and impositions or charges of any kind of governmental entities in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, capital, business, franchise, profits, payroll, withholding, employment, social security, workers' compensation, employment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, environmental, recapture, windfall profits and gains taxes, fees, levies, duties, tariffs, imposts, premiums and impositions of governmental entities and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

         "TIME OF CLOSING" means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Seller and the Buyer may mutually determine;

         "TRANSFERRED AGREEMENTS" has the meaning set out in Section 2.1(g); and

         "TRANSFERRED EMPLOYEES" has the meaning set out in Section 7.9(a);

1.2 CURRENCY. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.
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                                      -7-


1.3 SECTIONS AND HEADINGS. The division of this Agreement into Articles and Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement.

1.4 NUMBER, GENDER AND PERSONS. In this Agreement, words importing the singular number only shall include the plural and VICE VERSA, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5 SELLER'S KNOWLEDGE. For the purposes of any reference in this Agreement to "knowledge of the Seller", the knowledge (actual or deemed) of the Seller shall be deemed to be the knowledge of the Seller learned upon making due inquiry of each of Janice Wadge (President and Chief Operating Officer of the Purchased Business) and Kevin Watkinson (Chief Financial Officer of the Purchased Business).

1.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7 APPLICABLE LAW. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

1.8 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9 REASONABLE COMMERCIAL EFFORTS. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its reasonable commercial efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any Person for the purpose of procuring the same, other than payments for amounts due and payable to such Person under the terms of any agreement as it stood prior to the date of this Agreement, payments for incidental expenses incurred by such Person and payments required by any applicable law or regulation.

1.10 SCHEDULES. The following Schedules are attached to and form part of this Agreement:

         Schedule 1.1(1)     -       Annual Financial Statements

         Schedule 1.1(2)     -       Interim Financial Statements
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         Schedule 1.1(3)     -       Permitted Encumbrances

         Schedule 1.1(4)     -       Promissory Note

         Schedule 2.1(a)     -       Leases of Real Property

         Schedule 2.1(b)     -       Machinery and Equipment

         Schedule 2.1(i)     -       Intellectual Property

         Schedule 2.1(j)     -       Software

         Schedule 2.2(f)     -       Excluded Assets

         Schedule 3.3(2)     -       Summary of Significant Accounting Policies
                                     and Procedures

         Schedule 4.2(g)     -       Certain Specific Excluded Liabilities

         Schedule 5.1        -       Jurisdictions in which Purchased Business
                                     Located

         Schedule 5.15       -       Contracts

         Schedule 5.17       -       Licences

         Schedule 5.18       -       Consents and Approvals

         Schedule 5.19       -       Financial Statements - Exceptions to GAAP

         Schedule 5.21       -       Changes since Financial Statement Date

         Schedule 5.23       -       Litigation

         Schedule 5.27       -       Employee Plans

         Schedule 6.4        -       Buyer's Consents and Approvals

         Schedule 7.10(a)    -       Transferred Benefit Plans

         Exhibit I           -       Shareholder Agreement

         Exhibit 2           -       Management Agreement
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                                      -9-


         The parties hereto agree that the Schedules and Exhibits appended to and forming a part of the First Purchase Agreement shall constitute the Schedules and Exhibits to this Agreement, subject however to changes in the information contained therein in the normal course of business between the date of the First Purchase Agreement and this Agreement.

2.       PURCHASE AND SALE OF PURCHASED ASSETS

2.1 PURCHASED ASSETS. Subject to the provisions of this Agreement, the Seller agrees to sell, assign and transfer to the Buyer and the Buyer agrees to purchase from the Seller, effective as of the Effective Time, all of the property, assets and rights used primarily in connection with the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situated, as a going concern (collectively, the "Purchased Assets"), including, without limitation:

         (a) LEASES OF REAL PROPERTY All rights of the Seller under the leases of real property, together with all leasehold improvements relating thereto which are described in Schedule 2.1(a) (the "Leases of Real Property");

         (b) MACHINERY, EQUIPMENT AND FURNITURE All of the assets of all kind used primarily in relation to the Purchased Business, whether or not affixed to the Leased Property, and other goods and chattels of the Seller, including, without limitation, all of the machinery, equipment, vehicles, computer hardware, fixtures, furniture, furnishings, parts, tooling molds, dies, jigs or patterns and other fixed assets described in Schedule 2.1(b);

         (c) INVENTORIES All inventories owned in relation to the Purchased Business, including, without limitation, raw materials, work-in-process, finished goods, replacement parts and office supplies;

         (d) ACCOUNTS RECEIVABLE All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Seller primarily in relation to the Purchased Business and the benefit of all security for such accounts, notes and debts;

         (e) CASH All of the cash and cash equivalents (held by virtue of the Purchased Business operating retail service centres) at each of the premises held under Leases of Real Property and, for greater certainty, all cash or cash equivalents on hand or in banks or other depositories generated or collected by the Purchased Business after the Effective Time;

         (f) PREPAID EXPENSES All prepaid expenses of the Seller incurred in relation to the Purchased Business;

         (g) TRANSFERRED AGREEMENTS All Contracts to which the Seller is a party or by which it is bound and all rights and obligations of Seller thereunder and which are entered into primarily in relation to the Purchased Business, including, without limitation, all rights under leases of personal property, orders or contracts for the provision of goods or services (whether as buyer or seller), letters of credit,

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                                      -10-


                  distribution and agency agreements, employment and collective agreements, agreements and instruments relating to employee pension or benefit plans, all of the foregoing which are described in Schedules 5.15 and 5.27 (the "Transferred Agreements");

         (h) LICENCES AND PERMITS All licences, permits, approvals, consents, registrations, certificates and other authorizations issued to or held by the Seller primarily in relation to the Purchased Business, including, without limitation, those described in Schedule 5.17;

         (i) INTELLECTUAL PROPERTY All registered or pending or common law intellectual property issued to or owned or held by the Seller primarily in relation to the Purchased Business including, without limiting the generality of the foregoing, all trade or brand names, business names, domain names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blueprints, drawings and designs, formulae, processes, technology and other intellectual property issued to or owned or held by the Seller primarily in relation to the Purchased Business, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing (collectively, "Intellectual Property"), including, without limitation, the trade-marks, copyrights, patents, industrial designs, licences and agreements described in Schedule 2.1(i);

         (j) COMPUTER SOFTWARE All computer software relating primarily to the Purchased Business and all rights under licences, and other agreements and instruments relating thereto including, without limitation, the software described in Schedule 2.1(j);

         (k) BOOKS AND RECORDS All books and records held or maintained by the Seller in relation to the Purchased Business (other than those required by law to be retained by the Seller, copies of which will be provided to the Buyer), including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

         (l) SHARES OF SUBSIDIARIES All of the issued shares in the capital of the Subsidiaries; and

         (m) GOODWILL All goodwill of the Purchased Business, together with the exclusive right for the Buyer to represent itself as carrying on the Purchased Business in

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                                      -11-


                  succession to the Seller and the Subsidiaries and the right to use any words indicating that the Purchased Business is so carried on, including the exclusive right to use the name "Regal Greetings & Gifts" and "Primes de Luxe", or any variations thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by the Buyer.

2.2 EXCLUDED ASSETS. The Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

         (a) CASH All cash on hand or in banks or other depositories as of the Effective Time other than the cash referred to in subsection 2.1(e);

         (b) INTER-COMPANY DEBT All indebtedness of the Seller, or any Affiliate of the Seller to the Purchased Business;

         (c) INCOME TAXES All income tax instalments paid by the Seller and the right to receive any refund of income taxes paid by the Seller;

         (d) MDC NAME The use of the acronym "MDC" or any variations thereof;

         (e) A.E. MCKENZIE The investment of the Purchased Business in or advances to A.E. McKenzie Co. Inc.; and

         (f) EXCLUDED ASSETS The assets identified on Schedule 2.2(f) hereto.

3.       PURCHASE PRICE

3.1 PURCHASE PRICE. The purchase price payable to the Seller for the Purchased Assets (the "Purchase Price") shall be:

         (a) in consideration of all Purchased Assets other than the Assets in subsection 2.1(b) and 2.1(j), the aggregate of:

                  (i)      Thirty Nine Million ($39,000,000) Dollars; plus

                  (ii) an amount equal to the accounts payable and accrued liabilities of the Purchased Business as of the Effective Time (the "Assumption Amount"); plus

         (b) in consideration of the Purchased Assets referred to in subsection 2.1(b) and 2.1(j), such number of common shares in the capital of the Buyer, with the result that the Seller (or, at Seller's direction, an Affiliate of Seller) holds, immediately following the Closing Date, a fifteen percent (15%) interest in the issued and outstanding common stock of the Company (the "Equity Interest").
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                                      -12-


         The Purchase Price shall be satisfied:

         (c) as to an amount equal to the Assumption Amount, by the assumption of the accounts payable and accrued liabilities of the Purchased Business as of the Effective Time;

         (d) as to the Equity Interest, by the issuance thereof on the Closing Date to Seller or, at Seller's direction, an Affiliate of Seller;

         (e) as to One Hundred Thousand ($100,000) Dollars, by the application of the Deposit;

         (f) as to Thirty Two Million, Nine Hundred Thousand ($32,900,000) Dollars by certified cheque or bank draft or, if the Seller so directs at least two business days prior to the closing date, by way of electronic transfer of immediately available funds to such bank account in Toronto, Ontario as the Seller may specify in such direction; and

         (g) as to Six Million ($6,000,000) Dollars, by the issuance and delivery to Seller (or, at Seller's direction, an Affiliate of Seller) of the Promissory Note.

3.2 ALLOCATION OF PURCHASE PRICE. The Seller and the Buyer agree to allocate the Purchase Price among the Purchased Assets as follows:

         (i)      as to the Purchased Assets in Section 2.1(a), (b), (c), (d),
                  (e), (f), (j) and (l), the book values thereof; and

         (ii) as to the remainder of the Purchased Assets, the balance of the Purchase Price,

and to more particularly allocate, as specific consideration for the Purchased Assets referred to in section 2.1(b) and 2.1(j), the Equity Interest, and to report the sale and purchase of the Purchased Assets for all federal, provincial and local Tax purposes in a manner consistent with such allocation.

3.3 ETA ELECTION. The Buyer and the Seller shall, on the Closing Date, elect jointly under subsection 167(1) of the ETA, and under any similar provision of any applicable provincial legislation, in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Purchased Assets hereunder, and the Buyer shall file such election with the Canada Customs and Revenue Agency on the Closing Date.

3.4 TRANSFER TAXES. The Buyer shall be liable for and shall pay all federal and provincial sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction (except income Taxes) properly payable in connection with the transfer of the Purchased Assets by the Seller to the Buyer. If the Buyer so requests, the Seller and Buyer shall execute a joint election under subsection 20(24) of the INCOME TAX ACT (Canada).


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                                      -13-


3.5 INCOME TAX ELECTION. The Buyer and the Seller agree to elect jointly in the prescribed form under section 22 of the INCOME TAX ACT (Canada) as to the sale of the accounts receivable and other assets which are referred to in
Section 2.1(d) and described in section 22 of the INCOME TAX ACT (Canada) and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 3.6 as the consideration paid by the Buyer therefor.

3.6 REIMBURSEMENT OF LETTER OF CREDIT DRAWINGS. Buyer shall reimburse Seller within three (3) business days with respect to any amounts drawn after the Time of Closing upon letters of credit issued and outstanding in respect of the Purchased Business at the Time of Closing (such letters of credit having been posted prior to the Closing Date to support purchase orders of inventory of the Purchased Business issued prior to the Closing Date). Any amounts not so paid by Buyer shall bear interest at Prime Rate plus three (3%) percent.

3.7 EFFECTIVE TIME. The transfer of the Purchased Assets and Assumed Liabilities shall be effective as at the Effective Time. During the period from the Effective Time until the Time of Closing (the "Interim Period"), the Purchased Assets and Assumed Liabilities shall be held and the Purchased Business shall be operated for the account of the Buyer.

4.       ASSUMPTION OF LIABILITIES

4.1 ASSUMPTION OF CERTAIN LIABILITIES BY THE BUYER. Subject to the provisions of this Agreement, the Buyer agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Time of Closing, the obligations and liabilities of the Seller primarily in connection with the Purchased Business and existing at the Effective Time (the "Assumed Liabilities") as follows:

         (a) accounts payable and accrued liabilities which are included in calculating the Assumption Amount;

         (b) all liabilities and obligations relating to, or arising from the conduct of the Purchased Business or use of the Purchased Assets after the Effective Time;

         (c) all liabilities and obligations of Seller accruing on or after the Effective Time under the Transferred Agreements;

         (d) all liabilities and obligations relating to the returns of finished products or merchandise on or after the Effective Time;

         (e) all obligations relating to the Benefit Plans transferred or assigned under section 7.10; and

         (f) all other employee benefits, liabilities and obligations associated with or incurred in connection with Transferred Employees arising out of their employment by Buyer on or after the Closing Date, (and, in the case of Employee Plans, arising out of their employment with Seller prior to the Closing
                  Date), including
                  employee benefits liabilities and obligations assumed or undertaken by Buyer pursuant to Section 7.9 and 7.10 hereof.

         Buyer's obligations under this Section 4.1 shall not be subject to setoff or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection therewith or any right or alleged right to indemnification thereunder.

4.2 EXCLUDED LIABILITIES. Buyer shall not assume, or in any way be liable or responsible for, whether arising by contract, tort, operation of law or otherwise, any liabilities or obligations of Seller except as specifically provided in Section 4.1 hereof. Without limiting the generality of the foregoing, Buyer shall not assume, the Assumed Liabilities shall not include, and Seller shall retain, the following liabilities and obligations of Seller (collectively, the "Excluded Liabilities"):

         (a) liabilities arising as a result of the use of the Purchased Assets prior to the Effective Time (except as otherwise specifically provided in Section 4.1);

         (b) all liabilities and obligations for defaults, non-performances or breaches by Seller occurring or accrued before the Effective Time under the Transferred Agreements, whether or not disclosed or assigned to Buyer hereunder;

         (c) all liabilities and obligations for Taxes of Seller arising out of or resulting from the operation of the Purchased Business prior to the Effective Time or from the transactions provided for in this Agreement;

         (d) all financial obligations due to Seller or any Affiliates of Seller other than trade obligations for product and product service purchases made by the Purchased Business from Affiliates of Seller in the ordinary course of business;

         (e) all liabilities, costs and obligations relating to, or arising from, recalls of products sold by, or on behalf of, Seller prior to the Effective Time;

         (f) except for the Transferred Benefit Plans, all employee benefits, liabilities and obligations associated with or incurred in connection with Transferred Employees arising out of their employment by Seller before the Effective Time; and

         (g) notwithstanding anything to the contrary in this Agreement, but not in limitation of the provisions of this Section 4.2, those liabilities or potential liabilities set out in Schedule 4.2(g).

5.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

5.1 ORGANIZATION AND STATUS. The Seller is validly existing under the laws of its jurisdiction of incorporation. The Seller is duly registered, licensed or qualified to carry on business as an extra-provincial or foreign corporation under the laws of the jurisdictions set out in Schedule 5.1, being the only jurisdictions in which the nature of the Purchased Business or the Purchased Assets or any of them makes such registration, licensing or qualification necessary.

5.2 ORGANIZATION AND STATUS - SUBSIDIARIES. Each of the Subsidiaries is validly existing under the laws of its jurisdiction of incorporation. Each of the Subsidiaries is duly registered, licensed or qualified to carry on business under the laws of each jurisdiction in which it carries on business.

5.3 CORPORATE POWER AND AUTHORIZATION. The Seller has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder, to own or lease its property and to carry on the Purchased Business as now being conducted by it. This Agreement has been duly authorized by the Seller. Each of the agreements, contracts and instruments required by this Agreement to be delivered by the Seller at the Time of Closing has been duly authorized by the Seller. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller by the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. At the Time of Closing, each of the agreements, contracts and instruments required by this Agreement to be delivered by the Seller will be duly executed and delivered by the Seller and will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.4 CORPORATE POWER - SUBSIDIARIES. Each of the Subsidiaries has the corporate power to own or lease its property and to carry on the business now being conducted by it.

5.5      AUTHORIZED AND ISSUED CAPITAL - SUBSIDIARIES

         (a) the authorized capital of MDC Regal Inc. consists of an unlimited number of common shares, of which one common share (and no more) has been duly issued and is outstanding as fully paid and non-assessable. The one issued and outstanding share is owned by the Seller as the beneficial owner of record thereof, with good and marketable title thereto, free and clear of all Encumbrances; and

         (b) the authorized capital of Primes de Luxe Inc. consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which 100 common shares (and no more) and no preference shares have been duly issued and are outstanding as fully paid and non-assessable. All of such issued and outstanding shares are owned by the Seller as the beneficial owner of record thereof, with good and marketable title thereto, free and clear of all Encumbrances.

5.6 NO OTHER AGREEMENTS TO PURCHASE. No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of the Purchased Business or any of the Purchased Assets, other than pursuant to purchase orders accepted by the Seller in the ordinary course of business.

5.7 NO OPTIONS - SUBSIDIARIES. No Person has any agreement or option or any right of privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of either of the Subsidiaries.

5.8 NO VIOLATION. The execution and delivery of this Agreement by the Seller and the consummation of the transactions herein provided for will not result in:

         (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Seller under:

                  (i) any Contract to which the Seller is a party or by which it is or its properties are bound;

                  (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Seller;

                  (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Seller;

                  (iv) any licence, permit, approval, consent or authorization held by the Seller or necessary to the operation of the Purchased Business; or

                  (v) any applicable law, statute, ordinance, regulation or rule; nor

         (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.9      PURCHASED ASSETS.

         (a) To the knowledge of the Seller, the Purchased Assets are sufficient to carry on the Purchased Business, consistent with past practice in all material respects. The Purchased Assets are in reasonable operating condition and state of repair, ordinary wear and tear excepted.

         (b) The assets described in sections 2.1(b) and 2.1(j) have not been transferred after December 31, 1993 on a tax-exempt basis under section 13 of Ontario Regulation 1013 or any predecessor thereof and all taxes imposed under the RETAIL SALES TAX ACT (Ontario) on any purchaser who acquired the assets described in sections 2.1(b) and 2.1(j) prior to the date hereof has been paid.

5.10 TITLE TO PERSONAL PROPERTY. The Seller is the beneficial owner of the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances. The Seller has the exclusive right to possess, use, occupy and dispose of the Purchased Assets, subject only to the rights of the other parties to the Contracts. At the Time of Closing, the Seller will have full legal right, power and authority to sell, assign and transfer the Purchased Assets to the Buyer free of all Encumbrances.

5.11 REAL PROPERTY AND REAL PROPERTY LEASES. Neither the Seller nor any Subsidiary owns any real property in connection with the Purchased Business. In respect of the Purchased Business, neither the Seller nor any Subsidiary is a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the Leases of Real Property described in
Schedule 2.1(a) relating to the Leased Property. Schedule 2.1(a) sets out the parties to each of the Leases of Real Property and their dates of execution or effective dates. The Seller has provided to the Buyer a true and complete copy of each of the Leases of Real Property and all amendments thereto. Except as described in Schedule 2.1(a):

         (i) the Seller or a Subsidiary, as the case may be, occupies the Leased Property and has the exclusive right to occupy and use the Leased Property; and

         (ii) each of the Leases of Real Property is in good standing and in full force and effect, and neither the Seller nor, to the knowledge of the Seller, any other party thereto is in breach in any material respect of any covenants, conditions or obligations contained therein or has received or given notice alleging such breach.

5.12 INVENTORIES. The inventory in connection with the Purchased Business is carried on the Financial Statements at a value determined in accordance with GAAP (which includes an appropriate reserve therefor). The Seller or a Subsidiary, as the case may be, has good title to all inventory free and clear of all Encumbrances.

5.13 ACCOUNTS RECEIVABLE. All accounts receivable, book debts and other debts due or accruing to the Seller and the Subsidiaries in connection with the Purchased Business are BONA FIDE and collectible, subject to the allowance for doubtful accounts which has been reflected on the Financial Statements or since the date of the Financial Statements taken in accordance with past practice.

5.14 INTELLECTUAL PROPERTY. To the knowledge of the Seller, Schedule 2.1(i) sets out all of the Intellectual Property (including particulars and status of registration or application for registration) and all licences, registered user agreements and other Contracts which comprise or relate to Intellectual Property. To the knowledge of the Seller, the Intellectual Property comprises all trade or brand names, business names, domain names, trade-marks, service marks, copyrights, patents, industrial designs, trade secrets, know-how, computer software, inventions, designs and other industrial or intellectual property sufficient to conduct the Purchased Business as heretofore conducted. The Seller is the legal and beneficial owner of the Intellectual Property, free and clear of all Encumbrances (except for the Intellectual Property listed in Schedule 2.1(i) which is identified as being licensed to the Seller). To the knowledge of the Seller, the conduct of the Purchased Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other Person. To the knowledge of the Seller, except as disclosed in

Schedule 5.23, there are no outstanding claims of any infringement or breach by the Seller or the Purchased Business of any industrial or intellectual property rights of any other Person, and the Seller has not received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, or the trade secrets, know-how or confidential or proprietary information of any other Person, and to the knowledge of the Seller, there has been no infringement or violation of any of the Seller's rights in the Intellectual Property by any other Person.

5.15     AGREEMENTS AND COMMITMENTS. Except as disclosed in Schedule 5.15 or
Schedule 5.27 to this Agreement, neither the Seller nor any Subsidiary is a party to or bound by any Contract in connection with the Purchased Business or relating to the Purchased Assets. The Seller and the Subsidiaries have performed all of the obligations required to be performed by each of them and each is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract in connection with the Purchased Business or relating to the Purchased Assets to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect.

5.16 COMPLIANCE WITH LAWS. To the knowledge of the Seller, the Seller and the Subsidiaries are conducting the Purchased Business in compliance in all material respects with applicable laws, regulations, by-laws, ordinances, regulations, rules, judgments, decrees and orders of each jurisdiction in which the Purchased Business is carried on or any of the Purchased Assets are situated.

5.17 LICENCES. Schedule 5.17 sets out a complete and accurate list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") held by or granted to the Seller or the Subsidiaries primarily in connection with the Purchased Business, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets. Each Licence is valid, subsisting and in good standing and neither the Seller nor any Subsidiary is in default or breach of any Licence and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any Licence.

5.18 CONSENTS AND APPROVALS. Except for the consents and approvals set out in Schedule 5.18, no authorization, consent or approval of, or filing with or notice to or under:

         (a)      any governmental agency, regulatory body or court;

         (b)      any law, statute, ordinance, regulation or rule; or

         (c)      any Contract,

is required in connection with the execution, delivery and performance of this Agreement by the Seller.

5.19 FINANCIAL STATEMENTS. Except as set out in Schedule 5.19, the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchased Business as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Purchased Business for the respective periods covered by the Financial Statements.

5.20 BOOKS AND RECORDS. The books and records of the Seller and the Subsidiaries in relation to the Purchased Business have been maintained in accordance with good bookkeeping practice and fairly and correctly set out and disclose, in accordance with GAAP, the financial position of the Seller as at the date hereof.

5.21 ABSENCE OF CHANGES. Except as set out in Schedule 5.21, since the Financial Statement Date the Purchased Business has been carried on only in the ordinary course of business consistent with past practice and there has not been:

         (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations or earnings of the Purchased Business;

         (b) any damage, destruction or loss (whether or not covered by insurance) in relation to the Purchased Assets; or

         (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Seller or any Subsidiary in relation to the Purchased Business, other than those incurred in the ordinary course of business or as disclosed in any Contract listed in any Schedule hereto.

5.22 TAXES. In relation to the Purchased Business, the Seller and each Subsidiary has duly completed and filed all Tax returns required to be filed by it and has paid all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. There are no Proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any Subsidiary in respect of Taxes. The Seller and each Subsidiary have withheld from each payment made to any of the past or present employees of the Purchased Business, and its officers and directors, and to any non-resident of Canada, the amount of all Taxes required to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable legislation. The Seller and each Subsidiary have remitted to the appropriate Tax authority, when required by law to do so, all amounts collected by it on account of GST.

5.23 LITIGATION AND OTHER PROCEEDINGS. Except as described in Schedule 5.23, there are no Proceedings against or involving the Seller or any Subsidiary in relation to the Purchased Business or the Purchased Assets (whether in progress or, to the knowledge of the Seller, threatened). There is no judgment, decree, injunction, rule, award, settlement, or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Seller or any Subsidiary in relation to the Purchased Business or the Purchased Assets.

5.24 RESIDENCY. The Seller is a resident of Canada for the purposes of the INCOME TAX ACT (Canada).

5.25     GST REGISTRATION.  The Seller is a registrant for purposes of the ETA.

5.26     ENVIRONMENTAL. In connection with the operations of the Purchased
         Business:

         (a) to the knowledge of the Seller, the Seller and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws as in effect on the date hereof;

         (b) neither the Seller nor any Subsidiary has received any written notices of violations or demand from any other Person arising under any applicable Environmental Laws as in effect on the date hereof and there are no governmental investigations pending or, to the knowledge of the Seller, threatened under such Environmental Laws;

         (c) the Seller and each Subsidiary have obtained, or have made or will make application for prior to the Closing, all permits, licenses and authorizations required under Environmental Laws for the operation of the Purchased Business; and

         (d) to the knowledge of the Seller, there are no hazardous substances, materials or wastes on the Leased Property which require any remediation or cleanup under applicable Environmental Laws.

5.27     EMPLOYEE PLANS

         (a) Schedule 5.27 contains a complete and correct list of all retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Seller and the Subsidiaries relating to the Purchased Business or the Purchased Assets for the benefit of employees or former employees of the Seller and the Subsidiaries (the "Employee Plans"). The Employee Plans are the only benefit plans existing in respect of Transferred Employees. Neither the Seller nor the Subsidiaries have any formal plans or commitments whether legally binding or not, to create any additional Employee Plan or modify or change any existing Employee Plan that would affect any of their employees or former employees.

         (b) The Seller has furnished to the Buyer true, correct and complete copies of all of the Employee Plans in effect at the date hereof (where written documentation exists) as amended as of the date hereof, together with all related documentation including trust agreements, funding agreements, insurance contracts, the most recent actuarial report, the most recent financial statements, copies of material correspondence with all pension authorities with respect to each Employee Plan, a description of the terms of any Employee Plan which is not in writing and all

                  Employee Plan summaries, booklets or manuals prepared for or circulated to employees or former employees.

         (c) All of the Employee Plans have been established, registered (where required), maintained, funded and administered in compliance in all material respects with their terms and all applicable laws.

         (d) All employee data necessary to administer each Employee Plan has been or will be provided to the Buyer and is true and correct.

         (e) Except as disclosed in Schedule 5.27, all required employer and employee contributions relating to the Transferred Employees under the Employee Plans have been made, the respective fund or funds established under the Employee Plans are funded in accordance with applicable laws and the rules of the Employee Plans.

         (f) The costs of administering the Employee Plans up to the Closing Date, including fees for the trustee and other services providers which are customarily paid by the Seller or the Subsidiaries, have been accrued or paid or will be accrued or paid prior to the Closing Date.

         (g) None of the Seller, the Subsidiaries, the administrator or any fiduciary of the Employee Plans (or agent of any of the foregoing) have been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or have engaged in any transaction or have failed to act in a manner which would subject such person to any liability for a breach of fiduciary duty under applicable laws.

         (h) All material obligations of the Seller or the Subsidiaries required to be performed in connection with the Employee Plans and funding media established therefor up to the date hereof have been performed. There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto. Except for an employer contribution holiday in 1996, which was taken in accordance with the terms of the relevant Employee Plan, no actuarial surplus has ever been removed from any Employee Plan or has been used or applied by the Seller to fund employee contributions obligations under the Employee Plans.

         (i) No amendments or promises of benefit improvements under the Employee Plans have been made, or will be made prior to the Closing Date, by the Seller or the Subsidiaries to the Transferred Employees, except as required by applicable laws or any collective agreement. Except as provided in Schedule 5.27, none of the Employee Plans provides benefit increases that are contingent upon or will become effective upon the entering into of this Agreement or the completion of the transactions contemplated hereby. The actuarial assumptions used for purposes of the Benefit Plans have not changed since the last valuation.

         (j) Except as disclosed in Schedule 5.27, there are no outstanding actions, suits or claims pending or threatened concerning the assets held in the funding media for the Employee Plans other than routine claims for the payment of benefits and there are no outstanding liabilities pending or threatened under the Employee Plans for taxes, penalties or fees under any applicable laws.

         (k) None of the Employee Plans provide benefits beyond retirement (other than the Regal Pension Plan) or other termination of service (other than pursuant to severance arrangements disclosed to Buyer in Schedules 5.21 or 5.27 hereof) to employees or former employees or to the beneficiaries or dependants of such employees.

         (l) Except as provided in Schedule 5.27, with respect to each of the Employee Plans which is funded fully or partially through an insurance policy, there will be no liability of the Seller or Subsidiaries as of the Closing Date under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date. With respect to each Employee Plan not funded through an insurance policy, Seller has, except for the liability associated with persons on short-term disability, either fully funded such Employee Plan through a trust or has made appropriate provision for all of Seller's liability thereunder in the Financial Statements.

         (m) Except for the participation of Primes de Luxe Inc. under the Regal Pension Plan, none of the Subsidiaries currently sponsors, maintains, contributes to or has any liability to, nor have any of the Subsidiaries ever sponsored, maintained, contributed to, or incurred any liability to a "registered pension plan" or a "deferred profit sharing plan" as defined under the INCOME TAX ACT (Canada).

5.28 COLLECTIVE AGREEMENTS. Neither the Seller nor any Subsidiary, in respect of the Purchased Business, has made any Contracts with any labour union or employee association or made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements. The Seller is not aware of any current attempts to organize or establish any labour union, employee association or other similar entity affecting the Purchased Business. The Seller has not received notice of any application for certification affecting the employees of the Seller.

6.       REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets:

6.1 ORGANIZATION. The Buyer is validly existing in good standing under the laws of its jurisdiction of incorporation.

6.2 CORPORATE POWER AND AUTHORIZATION. The Buyer has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by the Buyer. Each of this Agreement and the Shareholder Agreement has been or will be duly executed and delivered by the Buyer and is or will at the time of execution be a legal, valid and binding obligation of the Buyer, enforceable against the Buyer by the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3 NO VIOLATION. The execution and delivery of this Agreement and the Shareholder Agreement by the Buyer and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Buyer under:

         (a) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Buyer;

         (b) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Buyer; or

         (c)      any applicable law, statute, ordinance, regulation or rule.

6.4 CONSENTS AND APPROVALS. Except as set out in Schedule 6.4, there is no requirement for the Buyer to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Person as a condition to the lawful consummation of the transactions contemplated by this Agreement and the Shareholder Agreement.

6.5 GST REGISTRATION. The Buyer is or will at the Closing Date be a registrant for purposes of the ETA.

7.       COVENANTS

7.1 ACCESS TO PURCHASED BUSINESS AND PURCHASED ASSETS. The Seller shall forthwith make available to the Buyer and its authorized representatives all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Assets, Assumed Liabilities and the Purchased Business. The Seller shall afford the Buyer and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchased Assets, Assumed Liabilities and all other property and assets utilized in the Purchased Business.

7.2 CONDUCT OF PURCHASED BUSINESS PRIOR TO CLOSING. Without in any way limiting any other obligations of the Seller hereunder, during the period from the date hereof to the Time of Closing:

         (a) CONDUCT BUSINESS IN THE ORDINARY COURSE Without limiting the generality of any other obligation of the Seller hereunder, the Seller shall conduct the Purchased Business only in the ordinary course of business;

         (b) NO UNUSUAL TRANSACTIONS The Seller shall not, without the prior written consent of the Buyer, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Seller contained herein;

         (c) CONTRACTUAL CONSENTS The Seller shall use its reasonable commercial efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in
                  Schedule 5.18; and

         (d) BEST EFFORTS The Seller shall use its best efforts to satisfy the conditions contained in Section 8.1.

7.3 DELIVERY OF CONVEYANCING DOCUMENTS. The Seller shall at the Time of Closing deliver to the Buyer all necessary deeds, conveyances, bills of sale, assurances, transfers, share certificates, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Buyer with a good and marketable title, free and clear of all Encumbrances and the Buyer shall at the Time of Closing deliver to the Seller all necessary assurances, assignments and any other documentation necessary or reasonably required to assume the Assumed Liabilities.

7.4 REGULATORY CONSENTS. The Seller shall use its reasonable commercial efforts to obtain, at or prior to the Time of Closing, from all appropriate federal, provincial, municipal or other governmental or regulatory bodies, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 5.18. Each of the Seller and the Buyer will, as promptly as practicable after the execution of this Agreement, fully cooperate with one another in order to effect all such filings and provide all such notices and information as may be required under the COMPETITION ACT (Canada). If, notwithstanding such efforts, the Seller is unable to obtain any of such consents and approvals, the Seller shall not be liable to the Buyer for any breach of covenant, provided that nothing contained herein shall affect any condition precedent to the Buyer's obligation to complete the transactions contemplated hereby. If the Buyer completes the transactions contemplated hereby on the Closing Date notwithstanding that any of the consents and approvals referred to in Schedule 5.18 have not been obtained, the Seller shall continue after the Closing Date to use its reasonable commercial efforts as requested by the Buyer from time to time in order to attempt to obtain any such consent or approval.

7.5 COMPETITION ACT. In lieu of or in addition to the obligation to file notices and information under the COMPETITION ACT (Canada), the Seller and the Buyer may, by mutual agreement, apply for an Advance Ruling Certificate pursuant to section 102 of the COMPETITION ACT (Canada) that the Director under such Act is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the transactions contemplated by this Agreement.

7.6 DELIVERY OF SELLER'S CLOSING DOCUMENTATION. The Seller shall deliver to the Buyer a certificate of status and a copy, certified by a senior officer of the Seller as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Seller of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Seller shall also execute and deliver or cause to be executed and delivered to the Buyer two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Buyer, acting reasonably, may request.

7.7 DELIVERY OF BUYER'S CLOSING DOCUMENTATION. The Buyer shall deliver to the Seller a certificate of status and a copy, certified by a senior officer of the Buyer as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Buyer of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Buyer shall also execute and deliver or cause to be executed and delivered two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Seller, acting reasonably, may request.

7.8      NON-COMPETE COVENANT.

         (a) Effective as of the Time of Closing, Seller shall not, and Seller shall cause any Person controlled by it not to, for a period of two years from and after the Closing Date, directly or indirectly, engage within Canada in any business the principal activity of which is the sale and distribution of consumer merchandise that is the same or substantially the same as those products of the Purchased Business which are manufactured and sold by Seller on the date hereof (a "Competing Business"); provided that Seller may, without violating this covenant, own as an investment not in excess of five percent (5%) of the voting power of any Person which engages in a Competing Business if such securities are traded on a national securities exchange or traded publicly in the over-the-counter market.

         (b) Seller acknowledges that in view of the nature of the Purchased Business and the business objectives of Buyer in acquiring it, and the consideration paid to Seller therefor, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of Buyer and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

         (c) Seller acknowledges that the remedy at law for any breach or threatened breach by it of the covenants contained in this
                  Section 7.8 will be inadequate and agrees that Buyer in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to obtain preliminary or permanent injunctive relief and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 7.8 constitutes an independent and severable covenant and if any or all of the provisions of this Section 7.8 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. The parties intend for the covenants of this Section 7.8 to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any of such covenants to be unenforceable or invalid, Buyer and Seller authorize such court to reform (i) the unenforceable or invalid provisions and to impose such restrictions as reformed and (ii) the remaining provisions as it deems reasonable.

7.9      EMPLOYEES.

         (a) Seller agrees to provide the Buyer with an up-to-date list of the names, title, compensation and date of hire of all persons who are employed primarily in connection with the Purchased Business and indicating whether such employee is on short-term disability, pregnancy or parental leave, temporary lay-off, long-term disability or workers' compensation (the "Transferred Employees") at least two business days and not more than four business days prior to the Closing Date.

         (b) Effective as of the Time of Closing, the Buyer agrees that it shall offer employment to all Transferred Employees (including any inactive employees) on substantially the same terms and conditions of employment as are then applicable to the Transferred Employees. Except as described in Schedule 5.21, during the previous six (6) months, there have been no material changes in the terms and conditions of employment of the Transferred Employees other than those undertaken in the normal course. No officer or senior employee (being an employee at the "Director" level or above) employed by the Seller has indicated his or her intention to resign. In the event Buyer utilizes a written offer of employment for such offer it shall first obtain Seller's consent to the form and content thereof (not to be unreasonably withheld).

         (c) The consummation of the transactions contemplated by this Agreement will not entitle any current or former officer or employee of the Seller to severance pay, pay in lieu of notice, unemployment compensation, or any other similar payment, nor accelerate the time of payment or date of vesting, nor increase the amount of any compensation due to any Transferred Employee. The employment of all other employees employed by the Seller (other than Transferred Employees) shall be the responsibility of the Seller without recourse or liability to the Buyer, and Seller shall be responsible for any employees who reject the Buyer's offer of employment.

7.10     HEALTH, PENSION AND OTHER BENEFIT PLANS.

         (a) Effective as of the Time of Closing, the Seller shall transfer and assign to the Buyer the sponsorship of the Employee Plans that are listed on Schedule 7.10(a) hereto providing employee benefits to the Transferred Employees (the "Transferred Benefit Plans") and, where applicable, all assets and liabilities of such Transferred Benefit Plans and the Buyer shall assume sponsorship of such Plans.

         (b) Effective as of the Time of Closing, each Transferred Employee who has participated in the Benefit Plans according to the terms thereof shall continue to participate in and accrue benefits under the Benefit Plans in accordance with, and subject to, the membership, eligibility and coverage requirements thereof.

7.11 CHANGE OF NAME OF SUBSIDIARY. Immediately following the Closing Date, Buyer agrees to change the name of MDC Regal Inc. to a name in which the acronym "MDC" does not appear.

7.12 OPERATION OF BUSINESS TO DECEMBER 31, 2001. The Buyer covenants and agrees that during the period from the Closing Date until December 31, 2001 it will cause the Purchased Business to be operated in the normal course of business consistent in all material respects with the manner in which the Purchased Business has been heretofore carried on.

7.13 OWNERSHIP OF EQUITY INTEREST. The Seller shall own the Equity Interest continuously for not less than six (6) months following the date of issuance (provided that this covenant shall not apply if the Buyer causes the Seller to sell its Equity Interest in accordance with the provisions of the Shareholder Agreement).

8.       CONDITIONS OF CLOSING

8.1 CONDITIONS OF CLOSING IN FAVOUR OF THE BUYER. The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Buyer, to be performed or fulfilled at or prior to the Time of Closing (except for the condition in Section (l) below, which is to be satisfied at or prior to 5:00 p.m. on December 5, 2001):

         (a) REPRESENTATIONS AND WARRANTIES The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects, (except any representation and warranty which is qualified by the word "material" shall be true and correct in all material respects) at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer, acting reasonably, and where such changes have caused the representations and warranties to be inaccurate in any respect, such certificate shall set out such changes.

         (b) COVENANTS All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of an officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer, acting reasonably.

         (c) CONTRACTUAL CONSENTS There shall have been obtained those consents described in Schedule 5.18 (in each case in form and substance satisfactory to the Buyer, acting reasonably).

         (d) NO ACTION OR PROCEEDING No legal or regulatory action or proceeding shall be pending or threatened by any Person which would, in the opinion of the Buyer, acting reasonably, enjoin, restrict, prohibit or adversely affect the purchase and sale of the Purchased Assets contemplated hereby.

         (e) DISCHARGE OF ENCUMBRANCES The Seller shall have delivered to the Buyer evidence in form and substance satisfactory to the Buyer and its counsel that all Encumbrances affecting the Purchased Assets which are denoted on Schedule 1.1(3) as "To Be Discharged" have been or will be discharged in full.

         (f) RESIGNATION OF DIRECTORS AND OFFICERS Such directors and officers of the Subsidiaries as the Buyer may specify shall have resigned in favour of nominees of the Buyer effective as of the Time of Closing.

         (g) EMPLOYMENT AGREEMENTS Janice Wadge and Kevin Watkinson shall have agreed to the terms of employment agreements with the Buyer (which terms shall comply with section 7.9(b) hereof).

         (h) SHAREHOLDER AGREEMENT The Seller shall have executed and delivered to the Buyer a copy of the Shareholder Agreement.

         (i) MANAGEMENT AGREEMENT The Seller shall have provided its consent to the execution by the Buyer of the Management Agreement annexed hereto as Exhibit 2.

         (j) FINANCING Buyer shall have obtained debt financing of approximately $13 million (senior debt), $7 million (subordinated mezzanine debt) and $10 million (revolving debt) in order to finance the transactions herein.

         (k) DELIVERIES The deliveries of the Seller under Article 8 shall have been completed in accordance with the terms hereof.

         (l) BOARD APPROVAL . The board of directors of Dreamlife Inc. shall have approved the transactions herein, provided that this condition may only be relied upon by the Buyer if the Buyer irrevocably instructs its financial institution to wire the Deposit to the Seller on the date of execution of the Agreement by all parties.

8.2      NON-PERFORMANCE BY THE SELLER. If any of the conditions contained in
Section 8.1 shall not be performed or fulfilled at or prior to the Time of Closing in the opinion of the Buyer, acting reasonably, (except for the Condition in Section 8.1(l), which is to be satisfied prior to 5:00 p.m. on December 5, 2001) the Buyer may, by notice to the Seller, terminate this Agreement and the obligations of the Buyer to complete the transactions contemplated by this Agreement, shall be terminated, except that in the case of a non-fulfillment of the condition contained in section 8.1(c), Seller shall be entitled to require Buyer to waive such condition, in which event Seller shall indemnify Buyer in accordance with section 11.1(e) hereof.

8.3 CONDITIONS OF CLOSING IN FAVOUR OF THE SELLER. The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed or fulfilled at or prior to the Time of Closing:

         (a) REPRESENTATIONS AND WARRANTIES The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of the Buyer, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably.

         (b) COVENANTS All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of an officer of the Buyer, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably.

         (c) SHAREHOLDER AGREEMENT The Buyer shall have executed and delivered to the Seller a copy of the Shareholder Agreement.

         (d) MEMORANDUM AND ARTICLES Such amendments shall have been made to the Memorandum and Articles of Association of Buyer so as to be in conformity in all material respects with the Shareholders Agreement as are deemed appropriate by counsel for Buyer and Seller acting reasonably.

8.4      NON-PERFORMANCE BY THE BUYER. If any of the conditions contained in
Section 8.3 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Seller, acting reasonably, the Seller may, by notice to the Buyer, terminate this Agreement and the obligations of the Seller and the Buyer under this Agreement, shall be terminated, provided that the Seller may also bring an action pursuant to Article 11 against the Buyer for damages suffered by it where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Buyer. Any such condition may be waived in whole or in part by the Seller.

8.5 MUTUAL CONDITION PRECEDENT. The purchase and sale of the Purchased Assets and the assignment and assumption of the Assumed Liabilities is subject to the following condition to be fulfilled at or prior to the Time of Closing, which is a true condition precedent:

         (a) COMPETITION ACT. The applicable waiting periods in respect of notices filed under Part IX of the COMPETITION ACT (Canada) shall have expired without the threat of restraint or challenge, or the Seller and the Buyer shall have received an Advance Ruling Certificate pursuant to section 102 of the COMPETITION ACT (Canada) that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the transactions contemplated hereby.

8.6 RIGHT OF TERMINATION. In the event that the Closing Date does not occur on December 14, 2001 because of the failure of any of the conditions contained herein, then at any time on or after December 14, 2001 this Agreement may be terminated by Seller or Buyer by providing written notice of termination to the other parties hereto and, except as otherwise provided herein, the parties shall be released from all obligations hereunder.

9.       CLOSING DATE AND TRANSFER OF POSSESSION

9.1      TRANSFER. Upon the fulfilment of all the conditions set out in Sections
8.1 and 8.3 which have not been waived in writing by the Buyer or the Seller, as the case may be, and the fulfillment of the condition set out in Section 8.5, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the Effective Time. At the Time of Closing, the parties shall deliver the documents referred to in this Agreement hereof whereupon the Purchase Price shall be paid and satisfied in the manner provided in Article 2.

9.2 PLACE OF CLOSING. The closing shall take place at the Time of Closing at the offices of Lang Michener, counsel to the Seller, Suite 2500, 181 Bay Street, Toronto, Ontario, M5J 2T7.

9.3 FURTHER ASSURANCES. From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby. Buyer agrees, at expense of Seller, to render such assistance as Seller may reasonably request with respect to Seller's resolution of the liabilities or potential liabilities set out in Schedule 4.2(f), including, if requested by Seller, instructing its officers and responsible employees who have knowledge and information regarding such matters to provide assistance and co-operation with Seller pertaining thereto.

9.4 CONSENTS. In the event that the Buyer completes the transaction provided herein on the Closing Date without all of the consents and approvals referred to in subsection 8.1(c) having been obtained, the Seller agrees to hold any Contracts, licences, permits or authorizations in trust for the benefit of the Buyer and agrees to take all such action and do or cause to be done all such things as shall be reasonably required in order that the benefits of such Contracts, licences, permits or authorizations are provided to the Buyer.

9.5 BULK SALES WAIVER. The Buyer hereby waives compliance by the Seller under the BULK SALES ACT (Ontario) and any other applicable bulk sales or similar legislation in connection with the sale by the Seller to the Buyer of the Purchased Assets, and the Seller hereby covenants and agrees to indemnify and save harmless the Buyer from and against any and all losses suffered or incurred by the Buyer as a result of or arising from the failure of the Seller or the Buyer to comply with the requirements of the BULK SALES ACT (Ontario) or any other applicable bulk sales or similar legislation in respect of the purchase and sale of the Purchased Assets.

10.      SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement, and those covenants which by their terms are required to be wholly performed at or prior to the Time of Closing shall survive the closing of the transactions contemplated hereby and shall terminate at the expiration of 18 months following the Closing Date and, notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof, shall continue in full force and effect for the benefit of the party entitled to the benefit thereof, except that:

         (a) the representations and warranties contained in Sections 5.1 to 5.7 inclusive, 5.26 and 5.27 (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a)) shall survive and continue in full force and effect without limitation of time;

         (b) the representations and warranties contained in Section 5.22 (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a)) shall survive and continue in full force and effect until, but not beyond, 120 days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties under applicable Tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such Tax legislation to the Seller (or the final determination of any tax liability once an assessment, reassessment or other form of recognized document assessing such liability has been issued), provided the Seller did not file any waiver or other document extending such period;

         (c) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law; and

         (d) no claim for breach of any other representation, warranty or covenant shall be valid unless the party against whom such claim is made has been given notice thereof before the expiry of such two-year or other applicable period, as the case may be.

11.      INDEMNIFICATION

11.1 INDEMNIFICATION BY THE SELLER. Subject to Section 10.1 and Section 11.9 the Seller agrees to indemnify and save harmless the Buyer from all Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in relation to:

         (a) any breach by the Seller of, or any inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (b) any breach or non-performance by the Seller of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (c) the operations of the Seller up to the Time of Closing, save and except for the Assumed Liabilities; and

         (d)      the Excluded Liabilities;

         (e) any and all direct, indirect or consequential damages or losses sustained by the Buyer arising from or incidental to the failure to obtain consents from the parties under any of the Contracts (including the real property leases) referred to in Schedule 5.18, including, without limitation, the loss of operating revenues, retail and wholesale customers, business opportunities or the retail value of a particular store location.; and

         (f) all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

11.2 INDEMNIFICATION BY THE BUYER. The Buyer agrees to indemnify and save harmless the Seller from all Losses suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in relation to:

         (a) any breach by the Buyer of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

         (b) any breach or non-performance by the Buyer of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (c) the operations of the Purchased Business after the Time of Closing including, without limitation, any failure by the Buyer to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities; and

         (d) all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

11.3 NOTICE OF CLAIM. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is readily available to the Indemnified Party), the factual basis for the Claim. If the Indemnified Party becomes aware of the Claim in time to permit the Indemnifying Party to effectively contest the determination of any liability susceptible of being contested but does not give the

Indemnifying Party timely notice of such Claim, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount by which any Losses incurred by the Indemnified Party would have been reduced had the Indemnified Party given such notice on a timely basis.

11.4 DIRECT CLAIMS. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

11.5 THIRD PARTY CLAIMS. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

11.6 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.7 CO-OPERATION. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).


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                                      -34-


11.8 EXCLUSIVITY. The provisions of this Article 11 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 11.

11.9     LIMITATIONS ON OBLIGATION TO INDEMNIFY.

         (a) No liability of the Seller under this Agreement shall arise until the aggregate of the Losses in respect of the claims for indemnity made by the Buyer exceeds one percent (1%) of the Purchase Price and, in such event, the liability of the Seller shall be for the aggregate of all Losses of the Buyer without regard to such threshold.

         (b) In no event shall the liability of the Seller under this Agreement exceed twenty-five percent (25%) of the Purchase Price.

         (c) The limitations contained in sections 11.9(a) and (b) hereof shall not apply with respect to Claims arising with respect to sections 5.1 to 5.5, 5.8, 5.10, 5.22, 5.26 5.27, 11.1(d) and
                  11.1(e) hereof.

11.10 GST. The Indemnifying Party will pay GST on any indemnity claims paid in accordance with this Agreement to the extent applicable.

12.      MISCELLANEOUS

12.1     NOTICES.

         (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopier or sent by registered mail, charges prepaid, addressed as follows:

                  if to the Seller:

                  MDC Corporation Inc.
                  45 Hazelton Avenue
                  Toronto, Ontario

                  Attention:  Chief Financial Officer
                  Telecopier No.:  416-960-9555

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                                      -35-


                  if to the Buyer:

                  365 South Street
                  Morristown, New Jersey  07962

                  Attention:  Anthony R. Calandra

                  Telecopier No.:  (973) 644-4551

         (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three business days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by telecopier.

         (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 13.1.

12.2 CONSULTATION. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, none of them shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed.

12.3 DISCLOSURE. Prior to any public announcement of the transaction contemplated hereby pursuant to Section 12.2, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

12.4 MCGUGGAN GUARANTEE. In consideration of the transaction referred to herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, McGuggan hereby irrevocably, absolutely and unconditionally guarantees to the Seller the performance of the Buyer under this Agreement. This guarantee is a direct absolute unconditional irrevocable present continuing guarantee of performance and payment and is a direct and primary obligation of McGuggan, and is in no way conditioned or contingent upon any attempt to enforce performance upon, or collection from, the Buyer or upon any other event, contingency or circumstances whatever. This shall be a continuing guarantee. The Seller shall not be obligated to exhaust its recourse against the Buyer before being entitled to performance or payment from McGuggan of all and every of the obligations hereby guaranteed. The obligations of McGuggan set forth above shall not be subject to any deduction, diminution, abatement, set off, recoupment, suspension, deferment, reduction, or defence (other than full and strict

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                                      -36-


compliance by McGuggan of its obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not McGuggan or the Buyer shall have any knowledge or notice thereof), other than full and strict compliance by McGuggan of its obligations hereunder.

12.5 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

12.6 AMENDMENT AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

12.7 TERMINATION OF FIRST PURCHASE AGREEMENT. Upon the execution and delivery of this Agreement, the First Purchase Agreement shall be terminated.

12.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                            MDC CORPORATION INC.


                                            Per:
                                                --------------------------------
                                                 Authorized Signing Officer



                                            REGAL GREETINGS & GIFTS CORPORATION


                                            Per:
                                                --------------------------------
                                                 Authorized Signing Officer


                                            MCGUGGAN LLC (solely for the
                                            purposes of section 12.4 hereof)


                                            Per:
                                                --------------------------------
                                                 Authorized Signing Officer